Exhibit 99.1

KODIAK OIL & GAS CORP. PROVIDES INTERIM

WILLISTON BASIN OPERATIONS UPDATE

INITIAL PRODUCTION DATA PROVIDED ON NEXT TWO MIDDLE BAKKEN PRODUCERS;
WELLS IP AT 1,856 BOE/D AND 811 BOE/D ON 24-HOUR PRODUCTION TESTS

DENVER — June  24 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today provided an interim update on its Williston Basin drilling and completion activities.

Williston Basin — Dunn County, North Dakota

On the Company’s core Fort Berthold Indian Reservation (FBIR) leasehold in Dunn County, N.D., Kodiak targets oil and gas production from the middle member between the upper and lower Bakken shales, which are the source for existing hydrocarbons.  The Three Forks / Sanish Formation, a commercially productive interval lying directly below the lower Bakken shale, is also expected to be a future exploration target.

In early May 2009, Kodiak announced that it had successfully completed its first two producing oil wells in the middle Bakken Formation on the FBIR.  Since then, the Company has reached total depth on one additional well, is currently drilling the horizontal leg of its sixth well, and has successfully completed two more wells as middle Bakken producers.  As of June 24, 2009, Kodiak had four producing wells, one well awaiting completion and is drilling ahead on the Two Shields Butte (TSB) #14-33-28H.

New Producers Continue to Confirm Geologic Model

The TSB #16-8-7H well (Kodiak operates with 37.5% working interest (WI), before payout (36% WI after payout) and 30% NRI, before payout (29.5% NRI after payout)) reached total depth in April 2009.  The well, located in the northwestern portion of Kodiak’s FBIR leasehold, was drilled to an approximate total vertical depth (TVD) of 10,350 feet and a total measured depth (TMD) of 19,743 feet, with an 8,995 foot lateral in the middle Bakken.

Fracture stimulation procedures were completed on the TSB #16-8-7H well in early June 2009.  The well was completed utilizing a combination of sliding sleeves and plug and perforation completion techniques with a 15-stage fracture stimulation design in the well bore’s 8,995 foot horizontal lateral section.  The well flowed back oil and frac fluid up 4 ½” frac string to the tank batteries.  Initial 24-hour production rates were 1,626 barrels of oil per day (BOPD) and 1.38 million cubic feet of natural gas per day (MMcf/d), or 1,856 barrels of oil equivalent per day (BOE/d).  Production was curtailed due to surface facility constraints.  During the first seven days of flow-back, the well produced 8,654 barrels of oil (BO) and 9,145 barrels of frac fluid.   Prior to being shut-in, the well was producing 46 BO and 30 barrels of frac fluid per-hour on a 20/64 inch choke with an average pressure of 1,875 psi.  The well was shut-in during completion of the TSB #16-8-16H well and will be put back onto production later this month.

The TSB #16-8-16H well (Kodiak operates with 50% WI and 41% NRI) reached total depth in March 2009.  The well, located on the same drilling pad as the TSB #16-8-7H well, was drilled on 320-acre spacing to an approximate TVD of 10,350 feet and a TMD of 15,760 feet, with a 4,465 foot lateral in the middle Bakken.

Fracture stimulation procedures commenced on the TSB #16-8-16H well in mid-June 2009.  The well was completed utilizing plug and perforation completion techniques with a five-stage fracture stimulation design in the well bore’s 4,465 foot horizontal lateral section.  The well is currently flowing back oil and frac fluid up 4 ½” frac string to the tank batteries.  Initial 24-hour production rates were 711BOPD and 604 Mcf/d of natural gas, or 811 BOE/d.

Drilling Operations - Two Shields Butte

The TSB #14-33-6H well (Kodiak operates with 50% WI and 41% NRI) reached total depth in June 2009.  The well is located roughly in the middle of the Company’s FBIR acreage block and was drilled to an approximate TVD of 10,560 feet and 15,919 TMD with a 4,163 foot lateral on a 320-acre drilling block.  The well successfully reached TMD and had the liner in the hole in 26 days.  Completion operations are expected to commence in the middle of the third quarter 2009.

Upon reaching total depth and running liner on the TSB #14-33-6H, Kodiak skidded the rig approximately 50 feet and spud the TSB #14-33-28H (Kodiak operates with 50% WI and 41% NRI) well off of the same drilling pad.  This well is currently being drilled on a 1,280-acre spacing unit with an approximate 9,000 foot lateral and will be drilled to an approximate TVD of 10,510 feet and a TMD of 19,700 feet.  Completion operations are expected to commence in the middle of the third quarter 2009.

Charging Eagle and Tall Bear Activity Update

Kodiak also announced today that it has entered into an agreement to acquire an additional 31.25% WI in the Tall Bear prospect area.  Terms of this transaction were not disclosed.  Separately and concurrently, the Company entered into a non-binding letter of intent with a private industry partner pursuant to which Kodiak intends to convey certain of its leasehold to the joint venture partner resulting in a net sell-down of 3,300 net acres to Kodiak’s leasehold in the Charging Eagle and Tall Bear prospects, collectively referred to as the Twin Buttes area.  After netting the costs to acquire the 31.25% WI in the Tall Bear prospect area, Kodiak would realize $1.85 million in cash from the sell-down, and will pay 50% of the first five wells drilled in the Twin Buttes area for its 60% WI.  The 10% promote will apply to the two Charging Eagle wells discussed below and three additional wells to be drilled in the future in the Twin Buttes area.

If each of these transactions close, Kodiak will control approximately 54,000 gross and 33,350 net mineral acres on the FBIR.  Kodiak operates all of its leasehold on the FBIR, with the exception of approximately 18,000 gross and 9,000 net acres that are in a participating area previously established with another operator.  Kodiak currently has 17 approved drilling permits and an inventory of two drilling pads built and awaiting drilling activities.

Drilling is expected to commence on the CE #1-22-10H (Kodiak operates with 50% paying interest, 55.78% WI and 45.375% NRI) in July 2009.  The well, located in the southeastern portion of Kodiak’s leasehold, will be drilled on 1,280-acre spacing to an approximate proposed TVD of 10,230 feet and a TMD of 19,900 feet, with an approximate 9,000 foot lateral in the middle Bakken.

Immediately following running a liner in the hole of the CE #1-22-10H, the Company intends to spud the CE #1-22-23H (Kodiak operates 50% paying interest with 60% WI and 50% NRI) from the same drilling pad.  This well will be drilled to an approximate proposed TVD of 10,230 feet and TMD of 14,430 feet.

“Securing an industry partner for the Twin Buttes area is consistent with our strategy of carrying an approximate 50% to 60% working interest,” said Lynn Peterson, Kodiak’s President and CEO.  “We feel this is an appropriate investment size and exposure to risk considering our 2009 capital expenditure budget.  We expect that the proposed sell-down transaction will allow us to continue our effort to explore, exploit and define our entire leasehold from northwest to southeast.  Through the drill bit, we endeavor to continue converting limited-risk exploration into development drilling and future growth.”

The Company on a going-forward basis provides a tabular presentation of data pertinent to its middle Bakken wells.  Completed wells and wells in progress (WIP) are discussed:

Well	WI / NRI (%)	Days to TD*	Completion Date	IP 24-Hour Test BOE/D	First 30 Day Oil Production	Note
MC #16-34-2H	60/49	41	4/23/09	711	8,397	flowing well
MC #16-34H	60/49	36	5/4/09	1,394	13,406	flowing well
TSB #16-8-7H	37.5/30.5	28	6/7/09	1,856	—	8,995’ lateral
TSB #16-8-16H	50/41	31	6/18/09	811	—	4,465’ lateral
TSB #14-33-6H	50/41	26	July 2009	—	—	4,163’ lateral
TSB #14-33-28H	50/41	WIP	August 2009	—	—	9,000’ lateral
CE #1-22-10H	55/45	—	—	—	—	To spud July 2009
CE #1-22-23H	60/50	—	—	—	—	Spud after CE#1-22-10H

*Includes running liner in the hole

Management Comment

Commenting on the recent activity, Mr. Peterson said:  “Kodiak continues its 2009 drilling and completion program with two more successful producers.  We are fortunate to have completed each of our wells this year into a better oil price environment.  Recent prices around $70 per barrel WTI equate to around $60 per barrel in the Williston, net of differentials, transportation and marketing.  The hyperbolic decline curve for middle Bakken wells can provide high initial flush production and improved near-term cash flow for the Company.  Our initial four completed wells utilized a mix of completion techniques and length of laterals.  We will evaluate the results from our longer laterals compared to the shorter laterals that are being drilled from the same pad and utilizing similar completion techniques.  We expect to have a better understanding of the per-well economics from the alternative drilling and completion methods after a few months of production and will use the production history to provide more reliable projections of estimated ultimate recoveries.

“Since the fourth quarter of 2008, Kodiak has closed transactions which have markedly improved our capital structure and liquidity.  The transactions have also helped ensure that we are in line with our $15.3 million preliminary 2009 estimated capital expenditure budget, which we are monitoring carefully in light of current commodity prices and drilling and completion costs and other oilfield services costs.

“Specifically in the past eight months we have:

•                  Secured through the joint ventures approximately $7 million to $8 million in carried future drilling and completion costs;

•                  Closed a non-brokered registered direct offering of approximately $7.15 million (net of offering expenses) in equity financing;

•                  Entered into a letter of intent that we expect will result in an increase in our cash position by $1.8 million upon the closing of the Twin Buttes transaction; and

•                  Prepaid a portion of our future drilling costs through the earlier acquisition of tubular goods and surface equipment, which as of March 31, 2009, stood at $5.8 million in pre-paid tubular goods and surface equipment and an additional $2.5 million in deposits on tubular goods to be delivered before year-end.

These various transactions, combined with expected improved cash flow from operations due to our growing oil production and a debt-free balance sheet, leave the Company in a decidedly stronger position than it was at the beginning of 2009.”

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the completion of the sell-down of a portion of the Company’s leasehold interests in the Twin Buttes area and the proceeds expected therefrom, the Company’s expectations regarding the timing and amount of future revenues and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.